Exhibit 99.1

PRESS RELEASE

  Complaint Filed Regarding Proposed Merger

Vancouver, Canada – On April 22, 2010,  Dragon Pharmaceutical Inc. (“Dragon Pharma” or the “Company” TSX: DDD; OTCBB: DRUG) announced today that a complaint regarding its proposed merger with Datong Investment Inc was filed in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida, against the Company, and its eight directors.   Mr. Yanlin Han, a director and Chief Executive Officer of the Company and its largest stockholder, was also named as defendant in the lawsuit, along with Datong Investment Inc. which is a company controlled by Mr. Han.

The action was brought by Mr. Kwok-Bun Ho, an alleged stockholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Agreement and Plan of Merger dated March 26, 2010, by and among, the Company, Chief Respect Limited, Datong Investment Inc., and Mr. Han (the “Agreement”). The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to stockholders in connection with the proposed merger; that the merger consideration of $0.82 per share is inadequate; and that certain terms of the Agreement relating to the non-solicitation provision and termination fee unfairly benefit Mr. Han at the expense of the other stockholders.

The complaint seeks, among other things, injunctive relief to enjoin the Company and directors from consummating the proposed merger, along with legal costs, including attorneys’ and experts’ fees. The Company and its directors believe that the allegations in the complaint are without merit and intend to vigorously defend against the claims and causes of action asserted in this legal matter.

Additional Information and Where to Find It
In connection with the proposed merger, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Schedule 13E-3, and a preliminary proxy statement for the meeting of stockholders of the Company to be convened to approve the merger.   BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  When completed a final proxy statement will be mailed to our stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Dragon Pharmaceutical, Inc., 650 West Georgia Street, Suite 310, Vancouver, British Columbia, Canada V6B 4N9 Attention: Maggie Deng, Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our stockholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of March 15, 2010, is set forth in our preliminary proxy statement which was filed with the SEC on April 1, 2010. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

About Dragon Pharmaceutical Inc.
Dragon Pharmaceutical, headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including Clavulanic Acid, an API to combine with Amoxicillin to fight resistance, and 7-ACA, a key intermediate to produce cephalosporin antibiotics, and formulated cephalosporin antibiotic drugs. To learn more about Dragon Pharmaceutical Inc., please visit www.dragonpharma.com.

Safe Harbor Statement
This press release contains forward looking statements, including but not limited to, that the claim raised is without merit and, accordingly, that if approved by the shareholders the proposed merger with Mr. Han will be acted upon and completed. These statements are subject to certain risks and uncertainties that could cause results to differ materially from those anticipated in the forward looking statement. The belief that the claim is without merit is based upon the Company's understanding of the facts and preliminary advice of counsel as to the relevant legal issues. If these assumptions are incorrect, the proposed merger with Mr. Han may not proceed and the Company may be liable to pay damages. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Dragon Pharmaceutical Inc.
Maggie Deng, Chief Operating Officer or
Karen Huang, Manager, Business Research & Development
Telephone: +1(604)-669-8817 or
North America Toll Free: 1-877-388-3784
Email: ir@dragonpharma.com
Website: http://www.dragonpharma.com
Christensen Investor Relations:
Kathy Li
Telephone: +1 (480) 614 3036
Email: kli@christensenir.com